TradeStation Co-Chairmen Announce Entering Into 10b5-1 Plans

Plantation FL, April 28, 2009 - TradeStation Group, Inc. (NASDAQ GS: TRAD) announced that separate family limited partnerships beneficially owned by each of William Cruz and Ralph Cruz, the company’s non-executive Co-Chairmen, are each entering into a Rule 10b5-1 plan to each sell up to 1,500,000 shares over the period ending December 31, 2009, subject to minimum price limits. Currently, William Cruz beneficially owns 4,104,688 shares and Ralph Cruz beneficially owns 3,966,468 shares of company common stock. Under each of the two plans, no more than 750,000 shares (excluding privately negotiated sales, if any) may be sold during any calendar-quarterly period. Sales under each of the 10b5-1 plans will not commence earlier than May 11, 2009.

About TradeStation Group, Inc.

TradeStation Group, Inc. (NASDAQ GS: TRAD), through its principal operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to the active trader and certain institutional trader markets. TradeStation is an electronic trading platform that offers state-of-the-art electronic order execution and enables clients to design, test, optimize, monitor and automate their own custom Equities, Options, Futures and Forex trading strategies.

TradeStation Securities, Inc. (Member NYSE, FINRA, SIPC, NSCC, DTC, OCC & NFA) is a licensed securities broker-dealer and a registered futures commission merchant, and also a member of the Boston Options Exchange, Chicago Board Options Exchange, Chicago Stock Exchange, International Securities Exchange and NASDAQ OMX. The company’s technology subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services.  Its London-based subsidiary, TradeStation Europe Limited, an FSA-authorized brokerage firm, introduces UK and other European accounts to TradeStation Securities.

Contact -
David Fleischman
Chief Financial Officer
TradeStation Group, Inc.
954-652-7000